EXHIBIT 10.64

The table below sets forth the compensatory arrangements with the non-employee directors of the Company:

Annual Retainer……………………	$50,000
Lead independent director………	Additional $15,000 annual retainer
Audit committee chairman……	Additional $15,000 annual retainer
Compensation committee chairman.	Additional $7,500 annual retainer
Nominating and Corporate Governance committee chairman.	Additional $7,500 annual retainer
Per in-person committee meeting	Additional $2,000
Per telephonic committee meeting	Additional $1,000
Annual Equity Compensation	equity worth $75,000 in the form of restricted stock units (100% vests upon the earlier of the one year anniversary of the date of grant or the last business day preceding our next annual meeting )

In addition, Heartland reimburses directors for travel expenses incurred in connection with attending board of directors, committee and stockholder meetings and for other Heartland business-related expenses.